Exhibit 99.1

Portland, Oregon

For Immediate Release	October 26, 2006

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL MILLS, INC. ANNOUNCES RECORD
THIRD QUARTER RESULTS

Third Quarter 2006 Highlights:

•	Sales were a record $429.1 million on 451,000 tons of shipments with an average selling price of $951 per ton
•	Operating income per ton and operating margin were $227 per ton and 24 percent, respectively
•	Operating income and pretax income were the highest in the Company’s history at $102.2 million and $77.8 million, respectively
•	Earnings before interest, taxes, depreciation and amortization was $112.3 million, an increase of 145 percent from last year
•	The Company redeemed all of its 10 percent first mortgage notes and recorded a pretax charge of $21.4 million ($.39 per diluted share)
•	Net income was a record $50.6 million ($1.40 per diluted share). Before the note redemption charge, net income was $64.5 million ($1.79 per diluted share)

Portland, Oregon, October 26, 2006/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today reported  increases in third quarter 2006 operating income and pretax income of 185 percent and 176 percent, respectively, from that of the prior year, resulting in record net income of  $50.6 million ($1.40 per diluted share on 36.1 million shares). This compares to net income in the third quarter of 2005 of $20.2 million ($.57 per diluted share on 35.8 million shares). The Company’s net income of $127.9 million for the first nine months of 2006 exceeded 2004’s previous record annual net income of $116.7 million.

As previously reported, on July 17, 2006, the Company completed the redemption of all of its outstanding 10% First Mortgage Notes (“Notes”) due on July 15, 2009, at a price equal to 105% of the principal amount of the Notes being redeemed.  In connection with the redemption of the Notes, the Company recorded a pretax charge of $21.4 million ($.39 per diluted share) in the third quarter of 2006.  Net income before the Note redemption charge was $64.5 million ($1.79 per diluted share).

Third quarter 2005 operating income was negatively impacted by approximately $5 million of pretax costs ($.10 per diluted share) related to the new electric arc furnace installation and caster rebuild and related equipment outages (“Furnace Installation”) at the Company’s majority-owned subsidiary, Rocky Mountain Steel Mills (“RMSM”).

Sales for the third quarter of 2006 increased 43 percent to a record $429.1 million at an average selling price of $951 per ton. This compares with sales of $299.7 million in the third quarter 2005 at an average sales price per ton of $785. Total shipments for the third quarter of 2006 of 451,000 tons were 18 percent higher than 2005 third quarter shipments of 381,800 tons.  The increase in shipments was primarily due to increased shipments of plate and coil, rail and welded and seamless pipe products, partially offset by lower shipments of rod and bar products. The primary reason for the decline in rod and bar shipments is due to the Company’s decision to divert raw steel to the production of seamless pipe product and away from rod and bar products. The Company’s seamless pipe mill, which was idled in November of 2003, was restarted in December of 2005 and shipped 17,200 tons of seamless pipe during the third quarter of 2006. The increase in sales was primarily due to the increased shipments of higher selling priced plate and welded pipe noted above, the addition of seamless pipe (currently the Company’s highest averaged selling priced product) and higher average selling prices for all of the Company’s products.

Operating income for the third quarter of 2006 was $102.2 million, an average of $227 per ton, both of which are quarterly records for the Company. This compares to operating income for the third quarter of 2005 of $35.8 million, an average of $94 per ton.  Operating margin as a percentage of sales increased from 11.9 percent to 23.8 percent as the Company realized margin expansion in almost all of its product lines. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2006 was $112.3 million, also a quarterly record.  This compares to EBITDA for the third quarter of 2005 of $45.9 million.  A reconciliation of EBITDA is provided in the last table of this press release.  Increased operating income, operating margin and EBITDA during the third quarter of 2006 compared to the third quarter of 2005 reflects the higher shipments, improved product mix and higher average selling prices, as discussed above, the absence of the RMSM Furnace Installation expenses and lower steel slab costs at the Company’s Oregon Steel Division, partially offset by higher scrap costs at the RMSM Division.

The Company had an effective income tax rate of approximately 35 percent in the third quarter of 2006. This compares to an effective income tax rate in the third quarter of 2005 of 28 percent. The effective income tax rate for the third quarter of 2005 varied from the combined state and federal statutory rate principally because the Company reversed a portion of the valuation allowance ($3.4  million) previously established due to less uncertainty regarding the realization of state tax credits and net operating loss carry forwards. The Company expects to have an effective income tax rate for all of 2006 of approximately 35 percent.

FINANCING AND LIQUIDITY

At September 30, 2006, total debt outstanding, net of cash, cash equivalents and short-term investments was $18.6 million compared to $236.6 million at September 30, 2005 and $132.1 million at December 31, 2005.  As a result of the Note redemption and lower net debt outstanding, net interest cost declined to $1.1 million in the third quarter of 2006 from $6.8 million in the third quarter of 2005. During the third quarter of 2006, the Company incurred capital expenditures of $22.4 million and depreciation and amortization was $11.2 million.  For all of 2006, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $80 million and $46 million, respectively.

OUTLOOK

For the fourth quarter of 2006 and into 2007, the Company expects its primary facilities to operate at high production levels, except for the RMSM Division rod and bar mill which has operated at 60 percent of its rated capacity throughout 2006.  The new large diameter pipe mill in Portland, Oregon has been commissioned and has received its American Petroleum Institute (“API”) certificate to manufacture API certified line pipe. Production at the new mill has begun, with production and shipments for the fourth quarter of 2006 estimated to be 40,000 tons and 28,000 tons, respectively. The mill is expected to reach its rated production capability of 18,000 tons per month in November. The Company’s large diameter pipe mill in Camrose, Alberta was down for scheduled maintenance during the first three weeks of October. Production has resumed with expected production and shipments for the fourth quarter of 2006 estimated to be 45,000 tons and 35,000 tons respectively. The combined annual production capability of the two large diameter pipe mills based on current product mix is approximately 430,000 tons. To support the production and material supply chain build-up at the large diameter pipe mills, during the fourth quarter of 2006 the Company’s Portland, Oregon Steel mill will produce 40,000 more tons of plate and coil for conversion into pipe for the pipe mills than will be billed out as large diameter pipe to customers in the fourth quarter. This material flow will have a negative overall effect on total customer sales and shipments for the fourth quarter.

Expected fourth quarter of 2006 shipments, in tons, as compared to previous quarters are as follows:

	Forecast Q4 2006	Actual Q3 2006	Actual Q4 2005

Oregon Steel Division:
Plate and coil	215,000	194,800	206,700
Welded pipe(1)	90,000	81,700	58,200
Structural tubing	19,000	19,800	18,400
Less shipment to affiliates	(108,000)	(54,600)	(63,800)

	216,000	241,700	219,500

RMSM Division:
Rails	120,000	123,800	75,100
Rod and bar	67,000	68,300	84,600
Seamless pipe	13,000	17,200	—

	200,000	209,300	159,700

Total	416,000	451,000	379,200

(1)	Includes large diameter line pipe, ERW line pipe and ERW casing.

For 2006, the Company expects to ship approximately 1.66 million tons of products and generate approximately $1.5 billion in sales.  In the Oregon Steel Division the product mix is expected to consist of approximately 516,000 tons of plate and coil, 265,000 tons of welded pipe and 77,000 tons of structural tubing.  The RMSM Division expects to ship approximately 448,000 tons of rail, 288,000 tons of rod and bar products and 65,000 tons of seamless pipe.

Jim Declusin, the Company’s President and CEO stated, “Oregon Steel is pleased to announce for our Company, stockholders and employees our best-ever quarterly financial performance. All of our market categories performed well during the third quarter, as both of our operating divisions set records for profitability. For the fourth quarter, we expect pricing for most of our products to remain steady. While overall margins will be strong, they will not be as high as the level realized in the third quarter due to what we believe to be a temporary increase in the cost of slab and reduced shipments, as we start to fill the supply chain at our large diameter pipe mills. In addition, our shipments will also be negatively impacted as our distributor energy customers reduce their inventories in response to lower energy prices. We feel that this reduction is a temporary issue, as the North American rig count continues to be at a high level and end user consumption is robust. As a result of these factors, we expect operating income for fourth quarter to be down relative to the third quarter.”

“Looking forward into 2007, we are optimistic about the future.  We believe that our plate, rail and energy markets will continue to be strong and, with our large diameter pipe mills booked into 2008, we estimate that our shipments could exceed 2 million tons for the first time ever, resulting in another record annual performance for our Company.”

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

CONFERENCE CALL WEBCAST

The Company will discuss its second quarter results in a conference call on Friday, October 27, 2006, at 8:00 a.m. PT (11:00 a.m. ET).  Jim Declusin, President and Chief Executive Officer and Ray Adams, Vice President of Finance and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing 877-754-9773.  International callers can access the call by dialing 706-679-0390.  Participants are encouraged to dial in 15 minutes prior to the beginning of the call and request conference ID #2894991.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing 800-642-1687 or 706-645-9291.

The call will be simultaneously web cast and can be accessed on the Investor Relations page of the Company’s website, www.osm.com.  Listeners should go to the website at least 15 minutes early to register, download, and install any necessary audio software.

Oregon Steel Mills, which is headquartered in Portland, Oregon, is organized into two divisions.  The Oregon Steel Division produces as-rolled and heat-treated steel plate, coil, welded pipe (both large and small diameter line pipe and casing) and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod and bar, and seamless tubular products.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Income Statements
(In thousands, except tonnage and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Sales	$429,114	$299,680	$1,133,991	$930,603
Cost of sales	306,054	247,487	841,073	737,750
Labor dispute settlement charges	—	(665)	—	(665)
Selling, general and administrative expenses	21,053	14,969	61,981	47,351
Loss (gain) on disposal of assets	(165)	2,090	(537)	1,791

Operating income	102,172	35,799	231,474	144,376
Interest expense, net	(1,865)	(7,459)	(15,622)	(24,427)
Minority interests	(2,140)	(1,330)	(5,216)	(5,582)
Loss on early extinguishment of debt	(21,408)	—	(21,408)	—
Other income, net	1,035	1,168	6,099	4,527

Income before income taxes	77,794	28,178	195,327	118,894
Income tax expense	(27,207)	(7,938)	(67,453)	(41,879)

Net income	$50,587	$20,240	$127,874	$77,015

Basic earnings per share	$1.41	$.57	$3.57	$2.17
Diluted earnings per share	$1.40	$.57	$3.55	$2.15
Basic weighted average shares outstanding	35,814	35,544	35,771	35,461
Diluted weighted average shares outstanding	36,061	35,818	35,998	35,760
Operating income per ton	$226.55	$93.76	$186.12	$130.41
Operating margin	23.8%	11.9%	20.4%	15.5%
Depreciation and amortization	$11,214	$10,260	$32,952	$29,705
EBITDA (see attached table)	$90,873	$45,897	$243,901	$173,026
EBITDA as adjusted (see attached table)	$112,281	$45,897	$265,309	$173,026
Total tonnage sold:
Oregon Steel Division
Plate and coil	140,200	120,700	409,400	345,300
Structural tubing	19,800	18,400	57,800	46,900
Welded pipe	81,700	29,500	175,600	126,700

	241,700	168,600	642,800	518,900
Rocky Mountain Steel Mills Division
Rails	123,800	113,300	327,600	318,300
Rod and bar	68,300	99,900	220,900	269,900
Seamless pipe	17,200	—	52,400	—

	209,300	213,200	600,900	588,200

Total Company	451,000	381,800	1,243,700	1,107,100

Sales:
Oregon Steel Division	$271,030	$170,457	$682,241	$556,908
Rocky Mountain Steel Mills Division	158,084	129,223	451,750	373,695

Total Company	$429,114	$299,680	$1,133,991	$930,603

Operating income:
Oregon Steel Division	$63,229	$20,463	$137,320	$89,294
Rocky Mountain Steel Mills Division	38,943	15,336	94,154	55,082

Total Company	$102,172	$35,799	$231,474	$144,376

Average selling price per ton:
Oregon Steel Division	$1,121	$1,011	$1,061	$1,073
Rocky Mountain Steel Mills Division	$755	$606	$752	$635
Total Company	$951	$785	$912	$841

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2006	December 31, 2005

Current assets:
Cash and cash equivalents, including restricted cash of $0 and $22,052	$8,765	$74,965
Short-term investments	—	103,300
Trade accounts receivable, net	167,961	138,456
Inventories	278,068	301,546
Deferred taxes and other current assets	20,102	17,753

	474,896	636,020
Property, plant and equipment, net	534,034	499,122
Goodwill	3,716	4,458
Intangibles, net	30,356	30,456
Other assets	909	5,824

Total assets	$1,043,911	$1,175,880

Current liabilities	$151,143	$167,634
Long-term debt	26,176	308,337
Deferred taxes	66,629	43,133
Other liabilities	97,295	92,507

	341,243	611,611
Minority interests	16,685	11,869
Stockholders’ equity	685,983	552,400

Total liabilities and stockholders’ equity	$1,043,911	$1,175,880

Oregon Steel Mills, Inc. and Subsidiary Companies
Calculation of EBITDA and EBITDA as adjusted
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Net income	$50,587	$20,240	$127,874	$77,015
Income tax expense	27,207	7,938	67,453	41,879

Pre-tax income	77,794	28,178	195,327	118,894
Add back (subtract):
Interest expense	2,249	8,338	18,787	26,006
Interest capitalized	(384)	(879)	(3,165)	(1,579)
Depreciation	11,175	10,218	32,834	29,581
Amortization	39	42	118	124

EBITDA	90,873	45,897	243,901	173,026
Add back (subtract):
Loss on early extinguishment of debt	21,408	—	21,408	—

EBITDA as adjusted	$112,281	$45,897	$265,309	$173,026

EBITDA is a non-generally accepted accounting principles (“GAAP”) measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage. The Company believes EBITDA, excluding the effects of the loss on early extinguishment of debt is useful to investors because the Company believes the excluded item is nonrecurring.  Therefore, the Company believes this financial measure is more useful to investors when comparing the reported results to previous periods.